60 Heritage Drive, Pleasantville, NY 10570
                      (914) 747-5262 // Fax (914) 747-5258

                                                              April 10, 2000

Dear Fellow CSAM Strategic Global Income Fund Shareholder:

         It's been said that every picture tells a story. If so, then the graph below tells a depressing story indeed for shareholders of CSAM Strategic Global Income Fund ("CGF").

                   [Insert One-Year Chart of CGF Stock Price]

                                  The CGF Story

         The CGF Story begins last spring. For months, the shares of CGF, a closed-end income fund, have been trading in a stable price range of $8 to $9 and at a modest discount to net asset value ("NAV"). Little do shareholders know that the board of directors and Credit Suisse Asset Management ("CSAM"), CGF's investment advisor have been meeting behind closed doors on a plan that will lead to a drastic reduction in the value of their investment. They first learn of the plan on May 11, 1999 when the board announces its intention, without a shareholder vote, to conduct a non-transferable rights offering that will increase the number of outstanding shares by 41%.

         Under the terms of the rights offering, shareholders that do not want to buy more shares will suffer immediate and significant dilution. And even though CSAM and the directors know that many shareholders will not exercise their rights, they are not worried. Speculators and arbitrageurs are expected to sop up any excess shares and sell them in the market for a quick profit. When the rights are issued in late September, there is panic selling as shareholders rush to unload their soon-to-be-diluted shares. But there are few buyers and then only at a much lower price. As a result, CGF's stock price tumbles in what can only be described as a sickening free fall. Six months later, many CGF shareholders are left wondering why their shares have fallen to $7.125 per share, nearly 15% below their NAV.

         However, as in every story, some characters fare better than others and The CGF Story is no exception. In contrast to the bitter pill that the board made shareholders swallow in the form of devalued stock, CSAM manages to reap a nice windfall for itself. That's because CSAM's management fees are based on CGF's total assets, both of which soar some 30% as a result of the rights offering. There are two ways for the board to try to get the advisor a raise:
(1) ask the shareholders to approve a new advisory contact with a higher fee and
(2) initiate a rights offering to boost the total assets under management. Since both lead to more money for CSAM, why ask the shareholders to approve a fee increase and risk rejection?

         Is it just a coincidence that the Chairman of the Board of CGF also happens to be the CEO of CSAM? Or that the other three so-called "independent" directors also happen to be directors of other funds managed by CSAM and collected fees ranging from $26,000 to $99,500 last year for serving on the boards of up to 48 CSAM-managed funds? Where do you think the loyalties of the incumbent directors lie?

                                  A Sad Sequel

         Why, with interest rates trending higher and bond prices falling, would the board authorize a coercive and highly dilutive rights offering last year? (If you did not exercise your rights, the NAV of your shares fell by $1.22 per share!) At best, the incumbent directors made a grievous miscalculation. To add insult to injury, they also have failed to take any action to narrow the wide discount that has been in effect ever since their rights offering fiasco despite a specific provision in CGF's bylaws that authorizes them to consider such action.

         So, how will the sequel to The CGF Story play out? If the incumbent directors are reelected, it could be more of the same. They themselves have said that another coercive and dilutive rights offering is a possibility. That could drive the price of CGF stock even lower and put pressure on the monthly dividend while generating more fees for the advisor. As long as the directors ignore the discount and there is a possibility of another rights offering like the last one, the share price of CGF may continue to languish at a depressed level.

                                 A Happy Sequel

         I propose a different and happier sequel for shareholders. In this sequel shareholders elect a new board of directors who are committed to enhancing shareholder value and securing the monthly dividend. As evidence of their commitment, these new directors agree to have their compensation held in escrow until the discount is at 6% or less for an entire week. The market reacts enthusiastically to the arrival of the new shareholder-friendly directors and investors bid up the share price. The result is a higher share price, a narrower discount and a secure high monthly dividend. Everyone lives happily ever after except the ex-directors who caused the NAV of our shares to be diluted and never imagined that they would be held accountable for their actions.

                       **********************************

         At the annual meeting, I will nominate four persons who I am convinced will make the happy sequel a reality. If they are elected, their priorities will be to increase the price of your stock and secure your monthly dividend. To that end, they will immediately consider implementing a share repurchase program. In addition, they are committed to promptly narrowing the discount from NAV to 6% or less. Among the measures they will consider implementing are one or more self-tender offers and converting CGF from a closed-end fund to an open-end fund. If my nominees are elected, there are two things that you can count on:
(1) they will work to insure that CGF will never again languish at a double-digit discount; and (2) the interests of the investment advisor will never be placed above the interests of the shareholders.

         In addition to this mailing, you also may receive proxy-soliciting materials from the incumbent directors and a phone call from a proxy-soliciting firm that they hired with your money. They will try to convince you that the election of my nominees is "not in your best interests." Please take that with a large grain of salt. After all, they can't just say, "We like our jobs and our perks and we will spend plenty of shareholder money to keep them." They will almost certainly NOT want to discuss their role in the rapid fall of CGF's stock price last year as depicted in the above chart. But make no mistake. Despite what the incumbents say, the evidence is clear that they themselves -- not market conditions -- were largely responsible for that collapse because they decided to take the ill-advised action that devalued your stock. And, because there are no free lunches, a diluted NAV means a less secure dividend. If you want directors committed to achieving a higher stock price, a narrower discount and a more secure dividend you need to return the GREEN proxy card.

         If you have already returned the WHITE proxy card sent to you by the Board and you want to elect directors who are committed to taking action designed to enhance the value of your shares, you must return a GREEN proxy card. Remember, only the last valid proxy card you submit is counted and it supersedes any previous ones. Therefore, once you submit a GREEN proxy card, please do not sign and submit a later dated WHITE proxy card, as that will invalidate your vote. If you have any questions, please call me at (914) 747-5262 or e-mail me at OPLP@att.net.

                                                         Yours truly,


                                                         Phillip Goldstein
                                                         Fellow CGF Shareholder

P.s. In any contested election, there will inevitably be questionable claims and counter-claims. How do you know what to believe? I suggest you call the incumbent directors at (800) 293-1232 and ask them about their rights offering. Ask them what they will do to increase the value of your investment and secure your monthly dividend. Demand to speak to the directors themselves, not a paid proxy solicitor or public relations spin-doctor. Then, call or e-mail me personally. After you hear from both sides you can make up your own mind about whom to believe.

   PROXY STATEMENT IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS
      OF CREDIT SUISSE ASSET MANAGEMENT STRATEGIC GLOBAL INCOME FUND, INC.

           ANNUAL MEETING OF SHAREHOLDERS (To be held on May 8, 2000)

         My name is Phillip Goldstein. I am sending this proxy statement and the enclosed GREEN proxy card to holders of record on March 27, 2000 (the "Record Date") of Credit Suisse Asset Management Strategic Global Income Fund, Inc. (the "Fund"). I am soliciting a proxy to vote your shares at the 2000 Annual Meeting of Shareholders of the Fund (the "Meeting") and at any and all adjournments or postponements of the Meeting. Please refer to the Fund's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by the shareholders.

         This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders of the Fund on or about April 10, 2000.

                                  INTRODUCTION

         There are two matters (or proposals) that the Fund has scheduled to be voted upon at the meeting:

1.       The election of four persons to serve as directors of the Fund;

2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent accountants of the Fund for the fiscal year ending December 31, 2000;

         With respect to these matters, I am soliciting a proxy to vote your shares IN FAVOR of the election of Andrew Dakos, Glenn Goodstein, Gerald Hellerman and me as directors of the Fund. I am making no recommendation as to how your shares should be voted on the ratification of the selection of the Fund's independent accountants.

How Proxies Will Be Voted

         All of the proposals scheduled by the Fund to be voted on at the meeting are included on the enclosed GREEN proxy card. If you wish to vote FOR the election of my nominees to the Board, you may do so by completing and returning a GREEN proxy card.

         If you return a GREEN proxy card to me or to my agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR my election to the Board and TO ABSTAIN on the ratification of the selection of the Fund's independent auditor.

         If you return a GREEN proxy card, you will be granting the persons named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the meeting. These may include, among other things, matters relating to the conduct of the meeting.

Voting Requirements

         If a quorum is not present at the meeting the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies, consideration of matters of which I am not aware at this time, or negotiations with the incumbent directors. The proxies may also propose one or more adjournments for other legal reasons not currently foreseen. If an adjournment of the meeting is proposed, the persons named as proxies on the GREEN proxy card will vote for or against such adjournment in their discretion. The proxies may also temporarily decline to attend the meeting, thereby preventing a quorum to solicit additional proxies or for other legal reasons not currently foreseen. Please refer to the Fund's proxy statement for the quorum requirements and the voting requirements for Proposals 1 and 2.

Revocation of Proxies

         You may revoke any proxy you give to management or to me at any time prior to its exercise by (i) delivering a written revocation of your proxy to the Fund; (ii) executing and delivering a later dated proxy to me or to the Fund or to our respective agents; or (iii) voting in person at the meeting. (Attendance at the meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the meeting. Only the latest dated, properly signed proxy card will be counted.

Information Concerning the Soliciting Shareholder

         The shareholder making this solicitation is Phillip Goldstein, 60 Heritage Drive, Pleasantville, NY 10570. I am an investment manager who presently manages investment portfolios having assets in excess of $50 million. Since December 1, 1992, I have been the president and 50% shareholder of a company that serves as the general partner of a private investment partnership. That partnership is a shareholder in the Fund. Since 1996, I have taken an active role in urging the management of certain registered closed-end investment companies to take various actions that I believe would benefit their shareholders.

         As of March 27, 2000, I owned jointly with my wife one share of Common Stock of the Fund. I am also deemed to be the beneficial owner of 298,185 shares of Common Stock held in brokerage accounts by my clients and me. Combined, these personal and client holdings total 298,186 shares, representing approximately 2.5% of the Fund's outstanding Common Stock. Exhibit 1 to this proxy statement contains a schedule showing my purchases and sales of Common Stock within the past two years.

                           REASON FOR THE SOLICITATION

         The Fund's by-laws contain provisions that authorize the board of directors to consider measures designed to narrow the discount in the event it is "substantial." The measures include share repurchases and open-ending the Fund. I think most investors would agree that the discount has been "substantial" since the Fund conducted a coercive rights offering last year. As of April 4, 2000, the discount was 13.5%. Yet the board has failed to take any meaningful action to narrow the discount. The board's inaction compounds the harm that shareholders suffered as a result of its decision to conduct an ill timed rights offering. That rights offering led to a severe decline in the stock price, diluted the NAV and may jeopardize the level of the monthly dividend that shareholders have come to rely on. I am conducting this contest in order to give shareholders an opportunity to elect directors who are committed to (1) undo the damage caused by the action of the incumbent directors, (2) enhance shareholder value and (3) secure the dividend. To prove their commitment to these goals, they have agreed to have their fees held in escrow until the discount is at 6% or less for an entire week.

                             CERTAIN CONSIDERATIONS

         In deciding whether to give me your proxy, you should consider the following:

         Implementation of certain Board actions may require shareholder approval, and no assurance can be given that such approval will be obtained. In addition, various costs, which would be borne indirectly by shareholders, may be associated with certain actions, including but not limited to those associated with holding a special meeting of shareholders. I believe that such costs are far outweighed by the benefits to most shareholders of these actions. In addition, certain actions may have tax consequences for shareholders that cannot be quantified at this time but that are unlikely to be material.

         I believe that all shareholders of the Fund will benefit if any actions taken to improve shareholder value or to reduce or eliminate the discount from NAV are successful. However, my clients who hold shares of the Fund pay me fees. These fees are based upon a share of the profits the client earns and will be greater if the value of the Fund's shares increases.

                              ELECTION OF DIRECTORS

         At the meeting, I will nominate the following persons for election as a director for a term expiring in 2001.


Name, Address, Age                      Principal Business Occupation(s)
------------------                      --------------------------------

Phillip Goldstein (Age 55)              Since 1992, Mr. Goldstein has managed
60 Heritage Drive                       investments for a limited number of
Pleasantville, NY  10570                clients and has served as the portfolio
                                        manager and president of the general
                                        partner of Opportunity Partners, a
                                        private investment partnership. He has
                                        been a director of Clemente Strategic
                                        Value Fund since 1998 and a director of
                                        The Mexico Equity and Income Fund since
                                        February 2000.

Glenn Goodstein (Age 37)                Since 1992, Mr. Goodstein has managed
16830 Adlon Road                        investments for a limited number of
Encino, CA  91436                       clients. Between 1988 and 1996, Mr.
                                        Goodstein held several executive
                                        positions with Automatic Data
                                        Processing.

Andrew Dakos (Age 34)                   Private investor. Vice President --
14 Mill Street                          Sales, UVitec Printing Ink, Inc. since
Lodi, NJ  07644                         1997, Sales Manager 1992-1997.


Gerald Hellerman (Age 62)               Managing director of Hellerman
10965 Eight Bells Lane                  Associates; Trustee of Third Avenue
Columbia, MD  21044                     Trust since 1993; Director of Clemente
                                        Strategic Value Fund since 1998.


         As of March 27, 2000 Mr. Goldstein and Mr. Goodstein beneficially own 298,186 and 7,600 shares of the Fund respectively. Neither Mr. Dakos nor Mr. Hellerman owns any shares.

         Other than fees that may be payable by the Fund to its directors, none of my nominees have any arrangement or understanding with any person with respect to any future employment by the Fund or by any affiliate of the Fund.

         The persons named as proxies on the enclosed GREEN proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote FOR of the election of the above persons, each of whom have consented to stand for election and to serve if elected. If any nominee is unable to serve, an event not now anticipated, the proxies will be voted for such other person (who shall be disinterested), if any, as is designated by the persons named as proxies.

                     RATIFICATION OF THE INDEPENDENT AUDITOR

The incumbent board of directors has selected PricewaterhouseCoopers ("PwC") as the independent accountants of the Fund for the fiscal year ending December 31, 2000. On January 6, 2000, the Securities and Exchange Commission released a report that documented numerous violations by PwC of the Commission's independence rules. Without further information, I cannot make any recommendation with respect to the ratification of the selection of PwC. Therefore, in the absence of contrary instructions, the persons named as proxies on the GREEN proxy card intend to vote TO ABSTAIN on this matter.

                                THE SOLICITATION

      I am making this solicitation personally. Persons affiliated with or employed by the general partner of the investment partnership that I manage may assist me in the solicitation of proxies. They will not receive any special compensation for their services. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. I will reimburse these organizations for their reasonable out-of-pocket expenses.

     Initially, I will personally bear all of the expenses related to this proxy solicitation. Because I believe that the shareholders will benefit from this solicitation, I intend to seek reimbursement of these expenses from the Fund. Shareholders will not be asked to vote on the reimbursement of solicitation expenses incurred by either the incumbent directors or me. I estimate that my expenses will be about $25,000. As of April 10, 2000, my expenses have been approximately $16,000. If I am not reimbursed by the Fund, I may seek reimbursement from one or more of my clients or from the general partner of the investment partnership that I manage.

     I am not and, within the past year, have not been a party to any contract, arrangement or understanding with any person with respect to any securities of the Fund. In addition, there is no arrangement or understanding involving either myself or any affiliate that relates to future employment by the Fund or any future transaction with the Fund.

                              ADDITIONAL PROPOSALS

         I know of no business that will be presented for consideration at the meeting other than that set forth in this proxy statement and in the Fund's proxy statement. If any other matters are properly presented for consideration at the meeting, it is the intention of the persons named as proxies in the enclosed GREEN proxy card to vote in accordance with their own best judgment on such matters.

DATED: April 10, 2000


               EXHIBIT 1: SECURITIES OF THE FUND PURCHASED OR SOLD
             WITHIN THE PAST TWO YEARS BY THE SOLICITING SHAREHOLDER

         Except as disclosed in this proxy statement, I have not had any interest, direct or indirect in the Fund. The following table sets forth certain information with respect to purchases and sales of shares of Common Stock of the Fund within the past two years by me and by accounts holding shares as to which I am deemed to be the beneficial owner. Some of the shares are held in margin accounts, together with other securities. Therefore, a portion of the purchase price and market value of the shares may from time to time be represented by margin borrowings, depending upon the net debit balances, if any, of the margin accounts, which fluctuate daily.

     Date           Shares                         Date          Shares
                  Purchased                                    Purchased
                    (Sold)                                       (Sold)
    5/12/99          1400                        10/20/99       (12100)
    5/13/99          2000                        10/29/99       274121
    5/14/99         10500                        11/5/99        (36886)
    5/17/99          3500                        11/8/99        (23500)
    5/18/99          6100                        1/11/00           400
    5/27/99          1300                        1/13/00          3000
    5/28/99          1000                        1/14/00          4200
    6/1/99           5700                        1/18/00          1600
    8/4/99          (1600)                       1/24/00          6100
    8/5/99         (10050)                       1/25/00          1400
    8/6/99            700                        1/28/00         22100
    8/9/00         (10600)                       1/31/00         21500
    8/10/99         (2300)                        2/1/00           900
    8/11/99          (500)                        2/7/00         15700
    8/12/99         (1000)                        2/8/00          5100
    8/16/99         (3400)                        2/8/00          (200)
    9/22/99        (11900)                       2/11/00          1400
   10/18/99         (8500)

                                   PROXY CARD

 PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF CREDIT SUISSE ASSET
       MANAGEMENT STRATEGIC GLOBAL INCOME FUND, INC. BY PHILLIP GOLDSTEIN

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2000

The undersigned hereby appoints Steven Samuels, Rajeev Das and Phillip Goldstein, and each of them, as proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Credit Suisse Asset Management Strategic Global Income Fund, Inc. (the "Fund") to be held on Monday, May 8, 2000 (the "Meeting"), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matter or matters as may come before the Meeting and with respect to all matters incident to the conduct of the Meeting. The proxies may also temporarily decline to attend the meeting, thereby preventing a quorum in order to solicit additional proxies or for any other legal reason.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [  ].)

1.   ELECTION OF FOUR DIRECTORS.

     FOR all of the nominees listed below [   ]        WITHHOLD AUTHORITY [   ]
     (except as indicated to the contrary below)       to vote for all of the
                                                       nominees listed below

     PHILLIP GOLDSTEIN, GLENN GOODSTEIN, ANDREW DAKOS, GERALD HELLERMAN

         To withhold authority to vote for one or more nominees, enter the name(s) of the nominee(s) below.

-------------------------------------------------------------------------------

2. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Fund's independent accountants for the fiscal year ending December 31, 2000:

     FOR [   ]              AGAINST [   ]     ABSTAIN [   ]


         Important - - Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted FOR the election of the nominees named above in Proposal 1 and will abstain from voting on Proposal
2. The undersigned hereby acknowledges receipt of the proxy statement dated April 10, 2000 of Phillip Goldstein and revokes any proxy previously executed. (Important - Please be sure to enter date.)

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. Please return promptly in the enclosed envelope.



SIGNATURE(S)______________________________________   Dated: _______________